                                                                                                                                                                                                                                                                 Exhibit 99.1

HSW International Names James Rosenstock to Board of Directors

ATLANTA, February 3, 2011 -- HSW International, Inc. (Nasdaq:HSWI), a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media, today announced that its Board of Directors has named James Rosenstock as a director of HSW International. Mr. Rosenstock was designated by Discovery Communications in connection with the January 1, 2011, resignation of their previous designee Michael Cascone as a director of HSW International. Discovery Communications, the largest shareholder of HSW International, has the right to designate up to three members to the company’s Board of Directors.

"On behalf of the company, I would like to welcome Jay Rosenstock as our newest Board member,” said Greg Swayne, Chairman and Chief Executive Officer of HSW International. “Jay’s years of relevant insight and experience with our partners and industry adds significantly to the depth and breadth of our Board. We look forward to his contributions.”

Mr. Rosenstock, 38, has been Senior Vice President, Corporate Development at Discovery Communications since 2007, where he oversees global mergers and acquisitions, corporate strategy, and new business development.  From 2002 to 2007, Mr. Rosenstock was Vice President, Corporate Development and M&A at Sony Corporation of America.  Previously Mr. Rosenstock was an investment banker to the media and entertainment industry, most recently at Credit Suisse First Boston.  Mr. Rosenstock is a graduate of Virginia Tech's Pamplin College of Business and serves on its Finance Department's Advisory Board.  Mr. Rosenstock is also a board member of Sharecare, Inc., a private partnership between HSW International, Dr. Mehmet Oz, Harpo Productions, Discovery Communications, Sony Pictures Television and Jeff Arnold; a board member of Adrea, LLC, a private joint venture between Discovery Communications, Intertrust, Philips and Sony aimed at licensing certain intellectual property in the eBook space; and an Advisory Board member of the GI Film Festival.

About HSW International

HSW International, Inc. (Nasdaq:HSWI) is a leading developer and operator of next-generation web publishing platforms combining traditional web publishing with social media. The company’s Web 3.0 platform is revolutionizing the way people search and exchange information over the internet. HSW International’s Web 3.0 platform powers Sharecare, which provides a simple, easy way for consumers to get high quality answers to the questions of health, provided by trusted experts. HSW International is a co-founder of Sharecare along with Dr. Mehmet Oz, Harpo Productions, Discovery Communications, Sony Pictures Television and Jeff Arnold, the founder of WebMD. HSW International is currently developing other content verticals that lend themselves to the Web 3.0 platform. HSW International is also the exclusive licensee in China and Brazil for the publication of translated content from Discovery Communications’ HowStuffWorks.com. For more information visit the company’s website at www.hswinternational.com.

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com